Exhibit 16.1

December 22, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 22, 2021 of Fountain Healthy Aging, Inc. and are in agreement with the statements contained therein as they pertain to our firm.

We have no basis to agree or disagree with any other statements made in Item 4.01 of such report.

Sincerely,

/s/Audit Alliance LLP